SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No. )

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:
[ ]	Preliminary Proxy Statement	[ ]	Soliciting Material Under Rule 14a-12
[ ]	Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X]	Definitive Proxy Statement
[ ]	Definitive Additional Materials

WORLD WRESTLING ENTERTAINMENT, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):
[X]	No fee required.
[ ]	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
	1)	Title of each class of securities to which transaction applies:

	2)	Aggregate number of securities to which transaction applies:

	3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

	4)	Proposed maximum aggregate value of transaction:

	5)	Total fee paid:

[ ]	Fee paid previously with preliminary materials:
[ ]
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

	1)	Amount previously paid:

	2)	Form, Schedule or Registration Statement No.:

	3)	Filing Party:

	4)	Date Filed:

1241 East Main Street
Stamford, Connecticut 06902

To our Stockholders:	March 18, 2011

     You are invited to attend the 2011 Annual Meeting of WWE’s Stockholders which will be held at 10:00 a.m. local time, on April 29, 2011, at the Company’s headquarters, 1241 East Main Street, Stamford, Connecticut 06902. The business to be conducted is described in the enclosed Notice of Annual Meeting of Stockholders and Proxy Statement.

     Your vote is important to us. Whether or not you expect to attend, your shares should be represented. Therefore, we urge you to vote. We invite you to utilize the convenience of Internet voting at the website indicated on the enclosed proxy card. Alternatively, you can vote by telephone or complete, sign, date and promptly return the enclosed proxy card. If you attend the meeting and wish to vote in person, you will have the opportunity to do so, even if you have already voted.

     On behalf of the Board of Directors, we would like to express our appreciation for your continued interest in our Company.

Sincerely,

Vincent K. McMahon
Chairman and Chief Executive Officer

PLEASE NOTE THAT THIS WILL BE A BUSINESS MEETING ONLY AND NOT AN ENTERTAINMENT EVENT. The meeting will be limited to stockholders (or their authorized representatives) having evidence of their stock ownership. If you plan to attend the meeting, please obtain an admission ticket in advance by providing proof of your ownership, such as a bank or brokerage account statement or copy of your stock certificate, to WWE, 1241 E. Main Street, Stamford, CT 06902, Attention: Corporate Secretary. If you do not obtain an admission ticket, you must show proof of your ownership at the registration tables at the door. Registration will begin at 9:00 a.m. and seating will begin at 9:30 a.m. Each stockholder may be asked to present valid picture identification, such as a driver’s license or passport. Cameras, recording devices and other electronic devices will not be permitted at the meeting.

NOTICE OF ANNUAL MEETING OF WWE STOCKHOLDERS

To be held April 29, 2011

To WWE Stockholders:

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of World Wrestling Entertainment, Inc., a Delaware corporation (“WWE” or the “Company”), will be held at the Company’s headquarters, 1241 East Main Street, Stamford, Connecticut 06902, on April 29, 2011, at 10:00 a.m. local time, for the following purposes, as described in the attached Proxy Statement:

1.	to elect seven Directors to serve until the Company’s next Annual Meeting and until their successors are elected;

2.	to ratify the selection of Deloitte & Touche LLP as our independent registered public accounting firm for the year ending December 31, 2011;

3.	to hold an advisory vote on executive compensation;

4.	to hold an advisory vote on the frequency of the advisory vote on executive compensation; and

5.	to transact such other business as may properly come before the meeting.

     We have fixed the close of business on March 4, 2011 as the record date for the determination of stockholders entitled to notice of and to vote at our Annual Meeting and at any adjournment or postponement thereof.

BY ORDER OF THE BOARD OF DIRECTORS

Michael J. Luisi
Executive Vice President, Business Development; General
Counsel and Secretary

Stamford, Connecticut
March 18, 2011

IMPORTANT
Whether or not you plan to attend the meeting in person, you are urged to vote via the Internet, by phone or by signing, dating and returning a proxy card so that your stock may be represented at the meeting.

PROXY STATEMENT
Annual Meeting of Stockholders
Friday, April 29, 2011

     The enclosed proxy is solicited on behalf of WWE’s Board of Directors in connection with our Annual Meeting of Stockholders to be held on Friday, April 29, 2011, at 10:00 a.m. local time (the “Annual Meeting”), or any adjournment or postponement of this meeting. The Annual Meeting will be held at the Company’s headquarters, 1241 East Main Street, Stamford, Connecticut 06902. Pursuant to rules adopted by the Securities and Exchange Commission (“SEC”), the Company has elected to provide access to its proxy materials over the Internet. Accordingly, the Company is sending a Notice of Internet Availability of Proxy Materials (the “Notice”) to the Company’s stockholders of record and beneficial owners. All stockholders will have the ability to access the proxy materials on the website referred to in the Notice or request to receive a printed set of the proxy materials. Instructions on how to access the proxy materials over the Internet or to request a printed copy may be found in the Notice. In addition, stockholders may request to receive proxy materials electronically by email on an ongoing basis. The Company encourages you to take advantage of the availability of the proxy materials on the Internet in order to help reduce costs. We intend to mail the Notice on or about March 18, 2011, to each stockholder entitled to vote at our Annual Meeting.

     We will pay all costs of this proxy solicitation. Directors or officers, or other employees of ours, may also solicit proxies in person or by mail, telephone or telecopy.

     Only holders of record of our Class A common stock and Class B common stock at the close of business on March 4, 2011 (the “record date”), will be entitled to notice of and to vote at our Annual Meeting. At the close of business on the record date, 27,565,585 shares of Class A common stock and 46,482,591 shares of Class B common stock were outstanding and entitled to vote, with each Class A share entitled to one vote on all matters and each Class B share entitled to ten votes. We sometimes refer to Class A common stock and Class B common stock together as “Common Stock.”

     A majority of the collective voting power represented by our Common Stock, present in person or represented by proxy, constitutes a quorum for the transaction of business at the Annual Meeting. Election of nominees to the Board is decided by plurality vote. The affirmative vote of a majority of the shares present and entitled to vote at the meeting is required to approve proposals 2, 3 and 4. Proposals 3 and 4 are advisory votes only and as discussed in more detail below, the voting results are not binding on us. Under New York Stock Exchange (“NYSE”) rules, if your broker holds your shares in its name as a nominee, and does not receive voting instructions from you, the broker is permitted to vote your shares only on the ratification of the appointment of the independent registered public accounting firm (Proposal 2). When a broker is entitled to vote your shares but does not, the missing votes are referred to as “broker non-votes.” Other unvoted shares in returned proxies will be voted in accordance with the Board recommendations set forth in this proxy statement. Both abstentions and broker non-votes will be counted for purposes of determining the presence or absence of a quorum at the meeting. Broker non-votes are not, however, considered present and entitled to vote and will have no effect on the voting results for proposals 1, 3 or 4. An abstention on either of proposals 3 or 4 identified above will have the effect of a vote against that proposal. The Board of Directors recommends that you vote FOR the election of each of the nominees for Director, FOR the ratification of our independent registered public accounting firm, FOR the approval of the compensation of our named executive officers and ANNUALLY for the frequency of the advisory vote on executive compensation.

     If you vote via any of the following methods, you have the power to revoke your vote before the Annual Meeting or at the Annual Meeting. You may revoke a proxy by mailing us a letter which we receive prior to the Annual Meeting stating that the proxy is revoked, by timely executing and delivering, by mail, Internet or telephone, a later-dated proxy or by attending our Annual Meeting and voting in person. While the Company does not plan to disseminate information concerning your vote, proxies given by stockholders of record will not be confidential. The voting instructions of beneficial owners will only be available to the beneficial owner’s nominee and will not be disclosed to us unless required by law or requested by you. If you are a stockholder of record and write comments on your proxy card, your comments will be provided to us.

Vote by Internet:

     The Company strongly prefers that you utilize our convenient Internet voting system which you can access and use whether you live in the United States or elsewhere. The website for Internet voting is printed on both the Notice and the proxy card. Internet voting is available 24 hours a day until 11:59 P.M. on April 28, 2011. You will be given the opportunity to confirm that your instructions have been properly recorded. While at the site you will be able to enroll in our electronic delivery program, which will ensure that you will receive future mailings relating to annual meetings as quickly as possible and will help us to save costs. If you vote via the Internet, please do NOT return your proxy card.

Vote by Telephone:

     You can also vote your shares by calling the toll-free number printed on your proxy card. Telephone voting is available 24 hours a day until 11:59 P.M. on April 28, 2011. The voice prompts allow you to vote your shares and confirm that your instructions have been properly recorded. If you vote by telephone, please do NOT return your proxy card.

Vote by Mail:

     If you choose to vote by mail, please mark your proxy, date and sign it, and return it in the postage-paid envelope provided.

PROPOSAL 1—ELECTION OF DIRECTORS

     Stockholders will elect seven Directors at our Annual Meeting, each to serve until the next Annual Meeting of Stockholders or a successor shall have been chosen and qualified. We intend to vote the shares of Common Stock represented by a proxy in favor of the nominees listed below, unless otherwise instructed in the proxy. Each nominee is currently a Director. We believe all nominees will be willing and able to serve on our Board. In the unlikely event that a nominee is unable or declines to serve, we will vote the shares represented by a proxy for the remaining nominees and, if there is one, for another person duly nominated by our Board of Directors.

Director/Nominee	Age	Current Position with Company	Committee	Director Since
Vincent K. McMahon	65	Chairman of the Board and	Executive	1980
		Chief Executive Officer
Kevin Dunn	50	EVP, Television Production	—	2008
Basil V. DeVito, Jr.	56	Sr. Advisor, Business Strategies	—	2010
David Kenin	69	—	Audit, Compensation	1999
Joseph H. Perkins	76	—	Compensation;	1999
			Governance &
			Nominating
Frank A. Riddick, III	54	—	Audit (Chair);	2008
			Governance &
			Nominating
Jeffrey R. Speed	48	—	Governance &	2008
			Nominating (Chair);
			Audit

     Vincent K. McMahon, co-founder of our Company, is Chairman of the Board of Directors and Chief Executive Officer and a member of the Executive Committee.

     Kevin Dunn has served as Executive Vice President, Television Production, since July 2003, and previously served as our Executive Producer for 11 years.

     Basil V. DeVito, Jr. has served as our Senior Advisor, Business Strategies since 2003, in which role he has obtained placement for WWE television programming in North America. Prior thereto, he managed several WWE departments and served as our Chief Operating Officer and as President of XFL, LLC, the Company’s former professional football league (the “XFL”). Mr. DeVito has been with the Company in various capacities over the past twenty-five years.

     David Kenin is a member of the Audit and Compensation Committees. From January 2002 until May 2009, Mr. Kenin was Executive Vice President of Programming, Crown Media United States, LLC where he was in charge of programming for the Hallmark Channel, a cable television network that broadcasts across the United States. Mr. Kenin is a former President of CBS Sports. Until 1994, he was Executive Vice President of USA Networks and after that he was the general partner of Kenin Partners, a consulting firm.

     Joseph H. Perkins is a member of our Compensation and Governance & Nominating Committees. He was a pioneer in the television syndication of our industry starting more than 50 years ago. He was President of Communications Consultants, Inc., which provided television syndication consulting services.

     Frank A. Riddick, III is Chair of our Audit Committee and a member of our Governance & Nominating Committee. Since March 2010, he has been Chief Executive Officer of JMC Steel Group, the largest independent steel tubular manufacturer in North America, where he had been Chief Operating Officer since August 2009. Prior to that, he was a consultant to TowerBrook Capital Partners L.P. (“TowerBrook”), a New York and London – based private equity firm. Prior to joining TowerBrook, he served as President and Chief Executive Officer of Formica Corporation, a manufacturer of surfacing materials, from January 2002 to April 2008. Mr. Riddick was instrumental in assisting Formica to emerge from Chapter 11 bankruptcy proceedings in June 2004. He served as President and Chief Operating Officer of Armstrong Holdings, Inc. from February 2000 to November 2001 and as Chief Financial Officer at Armstrong and its subsidiaries from 1995 to 2000. Mr. Riddick is a member of the board of directors and chairman of the Audit Committee of Geeknet, Inc., an online network for technology professionals, technology enthusiasts and consumers of technology goods and services. Mr. Riddick is a former director of GrafTech International Ltd, a manufacturer of graphite and carbon products, as well as related technical services.

     Jeffrey R. Speed is Chair of our Governance & Nominating Committee and a member of our Audit Committee. He served as Executive Vice President and Chief Financial Officer of Six Flags, Inc., the world’s largest regional theme park operator, from April 2006 until September 2010. In June 2009, Six Flags, Inc. filed a voluntary petition under Chapter 11 of the United States Bankruptcy Code in the U.S. Bankruptcy Court for the District of Delaware, and it emerged from such proceedings in April 2010. Prior to joining Six Flags, Mr. Speed spent approximately 13 years with The Walt Disney Company, serving from 2003 until 2006 as Senior Vice President and Chief Financial Officer of Euro Disney SAS, the publicly-traded operator of the Disneyland Resort Paris, which is the number one tourist destination in Europe. Prior to that, Mr. Speed spent approximately nine years with the public accounting firm of Price Waterhouse (now PriceWaterhouseCoopers.)

Other Executive Officers

     Each of the following executive officers will serve in such capacity until the next Annual Meeting of Stockholders or until earlier termination or removal from office. No understandings or arrangements exist between the officers and any other person pursuant to which he or she was selected as an officer.

Name	Age	Position with Company	With Company Since
George A. Barrios	45	Chief Financial Officer	2008
James P. Connelly	57	SVP, Consumer Products	2009
Brian Kalinowski	44	EVP, Digital Media	2007
John Laurinaitis	48	EVP, Talent Relations	2001
Michael J. Luisi	45	EVP, Business Development; General	2011
		Counsel & Secretary
Stephanie McMahon	34	EVP, Creative Development &	1998
		Operations
Michael J. Pavone	58	EVP, WWE Studios	2008
Andrew Whitaker	49	EVP, WWE International	1987
Michelle D. Wilson	45	EVP, Marketing	2009

     George A. Barrios has served as Chief Financial Officer since March 2008. Before that, Mr. Barrios was Vice President and Treasurer of The New York Times Company since January 2007. Mr. Barrios joined The New York Times Company in 2002 as Chief Financial Officer of a subsidiary which published, among other things, The Boston Globe. Prior to that, he was President and Chief Operating Officer of Netsilicon, Inc., a publicly-held software development company, where he helped to stabilize the business prior to its merger. From 1994 to 2000, Mr. Barrios served in several senior capacities for Praxair, Inc., a large supplier of industrial gasses.

     James P. Connelly has served as Senior Vice President, Consumer Products, since July 2009. Before that, Mr. Connelly spent nearly 25 years with the National Football League (“NFL”). Most recently he was Managing Director of NFL Europe/NFL Europe League where his responsibilities included all NFL business initiatives in Europe including the launch of two Europe League franchises. Before that he was the NFL’s Senior Vice President of Consumer Products.

     Brian Kalinowski has served as Executive Vice President, Digital Media, since March 2009 and as General Manager, Digital Media, since May 2007. Before that, Mr. Kalinowski was Chief Operating Officer of Lycos Inc., a leading internet destination, from May 2005. From January 2002 through May 2005, he was Vice President, Products Development at Ziggs Inc. which developed on line services for subscribing companies. Mr. Kalinowski is a 20 year veteran of digital product development and marketing.

     John Laurinaitis has served as Executive Vice President, Talent Relations, since March 2009, and as Senior Vice President, Talent Relations, since February 2007. Prior to that, Mr. Laurinaitis was Vice President, Talent Relations, since June 2004, and Director of Talent Relations from June 2001.

     Michael J. Luisi has served as Executive Vice President, Business Development; General Counsel and Secretary since January 2011. Before that, Mr. Luisi was Executive Vice President, Worldwide Operations of Miramax Films, a film production and distribution company which until late 2010 was a subsidiary of The Walt Disney Company (“Miramax”), since October 2008, and before that Executive Vice President, Business Affairs and Operations, from January 2006. He joined Miramax in 1998.

     Stephanie McMahon has served as Executive Vice President, Creative Development & Operations, since May 2007. Prior to that, she was Senior Vice President, Creative Writing, since June 2005, and before that, Vice President, Creative Writing. Ms. McMahon began with the Company in 1998. Ms. McMahon writes, produces and directs for our television programming and at times has performed as an on-air personality. She is the daughter of Vincent McMahon.

     Michael J. Pavone has served as Executive Vice President of WWE Studios since June 2009. Before that, since 2008, Mr. Pavone was a strategic consultant to WWE’s Creative Writing Department, collaborating on Monday Night Raw® and Friday Night SmackDown®. Mr. Pavone has more than 19 years’ experience in the film and television industry as writer, producer, director and actor.

     Andrew Whitaker has served as Executive Vice President, International, since January 2010, when he was promoted from his previous role as President, International Operations, which position he had held since January 2009. Prior to that, Mr. Whitaker was Senior Vice President, International Television and Marketing, since September 1999. Mr. Whitaker joined the Company’s international division in 1991; his tenure with the Company began in May 1987. Mr. Whitaker has overseen negotiations of the Company’s largest international television contracts.

     Michelle D. Wilson has served as Executive Vice President, Marketing, since February 2009. Before that, Ms. Wilson was Chief Marketing Officer of the United States Tennis Association since 2001. From 2000 to 2001, she was Vice President of Marketing for the XFL. Before that, Ms. Wilson held positions at the National Basketball Association in its domestic and international consumer products groups.

The Board and Committees

     Our Board has standing Audit, Compensation, Governance & Nominating and Executive Committees. During the year ended December 31, 2010, there were five (5) meetings of the Board of Directors, ten (10) meetings of the Audit Committee, six (6) meetings of the Compensation Committee, one (1) meeting of the Governance & Nominating Committee and no meetings of the Executive Committee. Under our Corporate Governance Guidelines, Directors are expected to prepare for and attend meetings of the Board and committees on which they sit. Each Director attended more than 75% of the aggregate number of meetings of the Board and committees on which he or she served. Directors are also expected to attend the Company’s Annual Meeting of Stockholders, and all members except one attended last year’s meeting.

     Independent Directors. Each year our Board conducts a review to determine which of our Directors qualifies as independent. Based on its most recent review, a majority of our Board (Messrs. Kenin, Perkins, Riddick and Speed, and Gov. Lowell P. Weicker, Jr., who is not a nominee) qualified as independent under the NYSE and SEC regulations for Board members as well as those regulations, as applicable, relating to their role on the Audit, Compensation and/or Governance & Nominating Committee(s). These are the standards we use to determine independence. None of these independent Directors has any relationship with the Company other than their Director/Committee memberships. Our Audit, Compensation and Governance & Nominating Committees consist solely of independent Directors. The Company does not have a lead independent director.

     NYSE Listing Standards. Certain provisions of the corporate governance rules of the NYSE are not applicable to “controlled companies.” “Controlled companies” under those rules are companies of which more than 50 percent of the voting power is held by an individual, a group or another company. The Company currently is a “controlled company” under this definition by virtue of the beneficial ownership by Mr. McMahon of approximately 59% of the Company’s outstanding equity and control of approximately 88% of the combined voting power of our Common Stock. As a “controlled company,” the Company is exempt from NYSE requirements of having a majority of independent directors and independent nominating and governance and compensation committees. However, the Company currently does not take advantage of these “controlled company” exemptions under the NYSE listing standards.

     Board Structure and Risk Management. Mr. McMahon serves as both our Chairman and Chief Executive Officer. The Board believes that the unique blend of creativity, entrepreneurship and management skills required to act as Chief Executive Officer at the Company would make filling this position extremely difficult. As a practical matter, Mr. McMahon’s combined role as Chairman and Chief Executive Officer reflects the larger reality that as the owner of the overwhelming majority of the Company’s voting stock, management of the Company is within his ultimate control. This notwithstanding, the Board recognizes the very important role it plays in risk oversight and believes that it works well with management to understand and give clear guidance on matters that it considers to pose possible risks to the Company such as entering into new business ventures and other matters disclosed as risk factors in the Company’s Annual Report on Form 10-K. In addition, as described elsewhere in this proxy, certain committees of the Board have primary oversight responsibility for specific risk factors. Examples include (i) Audit Committee oversight of, among other things, SEC filings, internal and external audit functions and related party transactions; (ii) Compensation Committee oversight of compensation matters, including limiting instances where compensation could be tied to excessive risk taking by management; and (iii) Governance & Nominating Committee oversight of corporate governance and the recommendation of a slate of nominees for Director and Committee memberships. The Board believes that the administration of its risk oversight function has not affected the Board’s current leadership structure, which the Board believes appropriately addresses the risk factors facing the Company.

     Executive Sessions. Under our Corporate Governance Guidelines, the non-management/independent members of the Board meet at least quarterly in executive sessions (i.e. without the presence of management). In practice, most Board and Committee meetings include an executive session. Executive sessions are presided over by the chair of the appropriate Committee, if the principal item to be considered is within a Committee’s scope and, if not, such chairs alternate executive sessions.

     Communications with Directors. Interested parties who wish to communicate with a member or members of the Board of Directors, including Committee chairs and the non-management/independent Directors as a group, may do so by addressing their correspondence to such members or group c/o WWE, 1241 East Main Street, Stamford, CT 06902, Attn: Corporate Secretary, and all such communications, which are not solicitations, bulk mail or communications unrelated to Company issues, will be duly forwarded.

     Corporate Governance Guidelines. Our Corporate Governance Guidelines are posted on our website (corporate.wwe.com/governance/guidelines.jsp).

     Code of Business Conduct. We have adopted a Code of Business Conduct (the “Code”) which applies to all of our Directors, officers and employees, including our Chairman and Chief Executive Officer and senior financial and accounting officers. Our Code requires, among other things, that all of our Directors, officers and employees comply with all laws, avoid conflicts of interest, conduct business in an honest and ethical manner and otherwise act with integrity and in the Company’s best interest. In addition, our Code imposes obligations on all of our Directors, officers and employees to maintain books, records, accounts and financial statements that are accurate and comply with applicable laws and with our internal controls. A copy of our Code is posted on our website (corporate.wwe.com/governance/conduct.jsp). We also plan to disclose any amendments to, and waivers from, the Code on this website.

     Audit Committee. We have an Audit Committee meeting the definition of “audit committee” under Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Audit Committee consists of its Chair, Mr. Riddick, and Messrs. Kenin and Speed, each of whom satisfies the independence requirements of applicable NYSE and SEC rules relating to independence generally and to audit committees specifically, and is financially literate, with a working familiarity with basic finance and accounting practices within the meaning of the listing standards of the NYSE. Mr. Riddick has accounting and related financial management expertise and is qualified as an audit committee financial expert within the meaning of the applicable rules and regulations of the SEC. Mr. Riddick serves as chair of the audit committee of one other public company. No Audit Committee member may simultaneously serve on the audit committee of more than three public companies.

     The primary purpose of our Audit Committee is to provide assistance to the Board in fulfilling its responsibilities to our stockholders and the investment community relating to our corporate accounting and reporting practices and the quality and integrity of our financial reports. The Audit Committee’s charter is posted on our website (corporate.wwe.com/documents/audit_committee_charter.pdf). The Audit Committee charter states that the Committee will, among other things, fulfill the following obligations:
  Review and discuss with management and the independent auditors our annual financial statements, quarterly financial statements and all reports on internal controls (or summaries thereof).

  Review any other relevant reports or financial information submitted by the Company to any governmental body, or the public, including management certifications as required by the Sarbanes- Oxley Act of 2002 (Sections 302 and 906) and relevant reports rendered by the independent auditors (or summaries thereof).

  Review with financial management and the independent auditors each Quarterly Report on Form 10-Q and each Annual Report on Form 10-K (including, without limitation, the Company’s disclosure under “Management’s Discussion and Analysis of Financial Condition and Results of Operations”) prior to its filing.

  Review earnings press releases with management, paying particular attention to any use of “pro-forma,” “adjusted” or other information which is not required by generally accepted accounting principles.

  Discuss with management financial information and earnings guidance provided to analysts and rating agencies. Such discussions may be on general terms (i.e., discussion of the types of information to be disclosed and the type of presentation to be made) and need not to be in advance of each earnings release or earnings guidance.

  Review the regular internal reports (or summaries thereof) to management prepared by the internal auditor(s) and management’s response.

  Recommend to the Board of Directors whether the audited financial statements should be included in the Company’s Annual Report on Form 10-K.

  Obtain from the outside auditors assurance that the audit was conducted in a manner consistent with Section 10A of the Exchange Act, which sets forth certain procedures to be followed in any audit of financial statements required under the Exchange Act.

  Have sole authority to appoint (subject to stockholder ratification), compensate, retain and oversee the work performed by the independent auditor engaged for the purpose of preparing and issuing an audit report or performing other audit, review or attest services for the Company. The Audit Committee has the ultimate authority to approve all audit engagement fees and terms. The Audit Committee has sole authority to review the performance of the independent auditors and remove the independent auditors if circumstances warrant. The independent auditors report directly to the Audit Committee and the Audit Committee oversees the resolution of any disagreement between management and the independent auditors in the event that any may arise.

  Review with the independent auditor (without representatives of management when deemed necessary) reports or communications (and management’s and/or the internal audit department’s response thereto) submitted to the Audit Committee by the outside auditors required by or referred to in SAS 61; review any problems or difficulties with an audit and management’s response, including any restrictions on the scope of the independent auditor’s activities or any access to requested information, and any significant disagreements with management; and review and hold timely discussions with the independent auditors.

  Review audit services and approve in advance non-audit services to be provided by the independent auditors, taking into consideration SEC rules regarding permissible and impermissible services by such independent auditors. This duty may be delegated to one or more designated members of the Audit Committee with any such pre-approval reported to the Audit Committee at its next regularly scheduled meeting. Approval of non-audit services will be disclosed to investors in periodic reports to the extent required by the Exchange Act.

  Review major issues regarding accounting principles and financial statement presentations, including any significant changes in the Company’s selection or application of accounting principles, and major issues as to the adequacy of the Company’s internal controls and any special audit steps adopted in light of material control deficiencies.

  Prepare the Audit Committee report that the SEC requires be included in this proxy statement.

  Maintain procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters, and the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters.
     Compensation Committee. Our Compensation Committee consists of its Chair, Gov. Weicker, and Messrs. Kenin and Perkins, each of whom satisfies the independence requirements of applicable NYSE and SEC rules relating to independence generally and compensation committees specifically. Since he is not a current nominee, Gov. Weicker’s term as Chair will end at the Annual Meeting. The primary purpose of the Compensation Committee is to provide assistance to the Board in evaluating and approving the structure, operation and effectiveness of the Company’s compensation plans, policies and programs. The Compensation Committee’s charter is posted on our website (corporate.wwe.com/documents/compensation_committee_charter.pdf). The Compensation Committee charter states that the Committee will, among other things, fulfill the following obligations:
  Approve all employment agreements for the Chairman and Chief Executive Officer and all officers of the Company who either have a title of Senior Vice President or have equal or higher seniority (collectively, the “Executives”).

  In accordance with his employment agreement, annually review and approve corporate goals and objectives relevant to the Chairman and Chief Executive Officer’s compensation, evaluating the Chairman and Chief Executive Officer’s performance in light of those goals and objectives, and determining and approving the Chairman and Chief Executive Officer’s compensation level based on this evaluation. In determining the long-term incentive component of the Chairman and Chief Executive Officer’s compensation, the Compensation Committee will consider the Company’s and the individual’s performance, relative shareholder return, the value of similar incentive awards to chairs and chief executive officers at comparable companies and awards given in past years, among other factors.

  In accordance with their employment agreements, annually review and approve, for the other Executives: (i) the annual base salary level, (ii) the annual incentive opportunity level, (iii) the long term incentive opportunity level, (iv) severance arrangements and change in control agreements/ provisions in each case when and if appropriate, and (v) any special or supplemental benefits.

  Annually review management’s recommendations and make recommendations to the Board of Directors with respect to the compensation of all Directors and Executives, including all compensation, incentive compensation plans, equity-based plans as well as the individuals or groups of individuals receiving awards under incentive-based compensation plans, such as cash bonuses and equity-based plans. Notwithstanding the foregoing, the Compensation Committee has full decision-making powers with respect to compensation intended to be performance-based compensation within the meaning of Section 162(m) of the Internal Revenue Code.

  Establish and maintain policies regarding the compensation of the Company’s employees, including non-executive officers, as it relates to risk management and risk-taking incentives.

  Approve any grants under the 2007 Omnibus Incentive Plan.
     Beyond what is required by its charter, the Compensation Committee generally meets two to four times per year to review recommendations developed by the Company’s Senior Vice President of Human Resources and approved by the Company’s Chairman and Chief Executive Officer. The Compensation Committee has authority to hire professional consultants.

     Compensation Committee Interlocks and Insider Participation. Gov. Weicker and Messrs. Kenin and Perkins are the current members of our Compensation Committee. No member of the Compensation Committee was at any time during 2010 an officer or employee of the Company or any of our subsidiaries nor is any such person a former officer of the Company or any of our subsidiaries. In addition, no “compensation committee interlocks,” as described under SEC rules, existed during 2010.

     Governance & Nominating Committee. We have a Governance & Nominating Committee. The Governance & Nominating Committee currently consists of its Chair, Mr. Speed, and Messrs. Perkins, Riddick and Weicker. Each of these members satisfies the independence requirements of applicable NYSE and SEC rules relating to independence generally.

     The Governance & Nominating Committee operates under a charter. This charter is posted on our website (corporate.wwe.com/documents/charter_gov_nom.pdf). Under its charter, the Governance & Nominating Committee responsibilities include:
  Monitoring the implementation and operation of the Company’s Corporate Governance Guidelines.

  Reviewing from time to time the adequacy of the Corporate Governance Guidelines in light of broadly accepted practices of corporate governance, emerging governance issues and market and regulatory expectations, and advising and making recommendations to the Board with respect to appropriate modifications.

  Preparing and supervising the implementation of the Board’s annual review of director independence.

  Developing an annual self-evaluation process for the Board and Committees, which process is overseen by the Governance & Nominating Committee, and recommending such process to the Board for its approval.

  Identifying, reviewing and evaluating candidates for election as Director, consistent with criteria approved by the Board, including appropriate inquiries into the background and qualifications of candidates, interviewing potential candidates to determine their qualification and interest, and recommending to the Board nominees for any election of Directors.

  Recommending to the Board the appointment of Directors to serve as members, and as chairs, of the standing Committees and any other Committees established by the Board.

  Recommending to the Board appropriate changes to the governance of the Company, including changes to the terms or scope of the Governance & Nominating Committee charter and the Committee’s overall responsibilities.

  Making recommendations to the Board regarding any duly submitted stockholder proposal.

     Nominees for Director. Effective November 5, 2010 and February 28, 2011, Mr. Michael B. Solomon and Ms. Donna N. Goldsmith, respectively, resigned from the Board of Directors. Gov. Weicker is not a current nominee. The Company is currently involved in the search for two new independent Directors. In this regard the Company is interested in an individual who would become a member of the Compensation Committee. In connection with this search, as well as any other search for new members, the Board would consider candidates, and would follow the same process and use the same criteria for evaluating candidates, irrespective of whether they were suggested by its members, management and/or stockholders. To date there have been no nominees suggested by stockholders, and the Board has retained a third party executive search firm to identify candidates. Any future stockholder recommendations would need to be submitted to the Board at our principal address in care of the Corporate Secretary and would need to include a personal biography of the proposed nominee, a description of the background or experience that qualifies such person for consideration and a statement that such person has agreed to serve if nominated and elected. Stockholders who themselves wish to nominate a person for election to the Board, as contrasted with recommending a potential nominee to the Board for its consideration, would be required to comply with the requirements detailed under “Stockholder Proposals for 2012 Annual Meeting.”

     The Board will review potential nominees and decide whether to conduct a full evaluation of any one or more candidates. Once additional consideration of one or more nominees is deemed by the Board to be warranted, the Board will request the third party search firm to gather additional information about the prospective nominee’s background and experience. The Board will then evaluate the prospective nominee taking into account whether the prospective nominee is independent within the meaning of the listing standards of the NYSE and applicable regulations of the SEC and such other factors as it deems relevant, including the current composition of the Board, the need for Committee expertise, and the evaluations of other prospective nominees. Beyond a general desire to maintain a healthy mixture of viewpoints among its members, the Board does not have any specific policies relating to diversity. The Board will also determine when or how to interview the prospective nominee. Each Director will have the opportunity to participate in the consideration of the prospective nominee. The Governance & Nominating Committee oversees this process and will recommend any nominees to the full Board. After the Governance & Nominating Committee has completed this process, the Board will determine the nominee(s). The Board would follow the same process and use the same criteria for evaluating candidates in future Board searches.

     Once the new Directors are retained, the Board believes that its size and mix of management and independent members will be appropriate. The Board believes that its members comprise an appropriate mix of background and expertise. In particular, the management directors, Messrs. McMahon, Dunn and DeVito are seasoned managers at the Company, representing a combined tenure here of approximately 70 years. This lengthy tenure reflects the fact that these managers understand what is necessary for the Company to thrive in the dynamic and competitive markets in which we compete. In particular, these management directors have among them significant expertise in creative matters, television, talent development and live events, each of which is a critical aspect of our business. Vincent McMahon is our co-founder and has decades of experience overseeing all of our revenue streams. He is familiar with every aspect of our business and industry. Kevin Dunn has run our television production facilities and all related personnel for almost 20 years. He has expertise in all areas of television production and distribution and manages key business relationships in these areas. We believe that television is of fundamental importance to all of our business strategies. For decades, Mr. Dunn has been a key person in our creative process. Basil DeVito has more than 25 years of association with our Company. He has been our Chief Operating Officer and ran our professional football league. Mr. DeVito is an expert in the area of television distribution and has important insight into many of our key business relationships. Of the independent directors, Messrs. Kenin and Perkins bring unique substantial experience in the areas of television and filmed entertainment -- in particular, Mr. Perkins has over 50 years experience in the television syndication industry and Mr. Kenin has held major roles as past president of CBS Sports and Executive Vice President of USA Networks where he was in charge of all programming. Messrs. Riddick and Speed bring financial and auditing acumen as both have been chief financial officers of large companies. The foregoing experience, qualifications and skills led the Board to conclude that each of these members should serve and be nominated for re-election at this year’s Annual Meeting.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

     Introduction. The Compensation Committee of the Board has responsibility for evaluating and approving the Company’s compensation programs including reviewing and approving corporate goals and objectives relative to compensation, evaluating performance in light of those goals and determining compensation levels based on this evaluation. Management and, in particular, the Chairman and Chief Executive Officer and Senior Vice President, Human Resources are instrumental in developing recommendations relating to the compensation program for submission to the Compensation Committee.

     In general, the compensation package provided to senior management of the Company consists of three major components:
  base salary;

  performance-based annual incentive compensation in the form of a cash bonus; and

  longer-term equity incentive compensation.
     The Compensation Committee believes that this package constitutes the appropriate mix of short-term and longer-term compensation, a significant portion of which is tied to Company performance, aligning the interests of management with those of stockholders. We believe that our compensation program is consistent with the entertainment industry, recognizes that the Company does not provide a defined benefit plan or other similar retiree benefits and generally does not provide its executive officers perquisites such as cars, club memberships or personal services. Therefore, these three components, when added together, reflect an accurate picture of the total compensation we provide our senior executives.

     The Compensation Committee also believes that the compensation package is properly designed not to encourage unnecessary and excessive risk taking. Two of the Company’s three compensation components (annual incentive bonus and equity incentive compensation) are tied to the Company’s overall performance as measured by EBITDA, rather than any specific department or revenue stream. Moreover, the three components are appropriately balanced such that the incentive-based components are not outsized in comparison with executives’ salaries. It is important to note in this regard that Vincent McMahon did not participate in recent years in the Company’s annual incentive bonus or equity compensation. Mr. McMahon will begin participating in the annual incentive bonus program in respect of 2011.

     Overall, the Committee believes that management performed satisfactorily in 2010 despite a difficult economic environment (revenues and EBITDA were essentially unchanged from 2010). In our view compensation for the period appropriately aligns with this performance, as management received payments under the management incentive bonus plan, but such payments were at essentially the lowest levels at which any bonus is paid. In addition, management’s stock compensation was unfavourably impacted as the Company paid out only 78% of its 2010 target stock awards (subject to further service vesting conditions).

     Management’s Role in the Compensation-Setting Process. The Chairman and Chief Executive Officer and Senior Vice President, Human Resources annually review the performance of each officer shortly after the financial results for a fiscal year are known. The conclusions and recommendations resulting from this review, including proposed salary, incentive bonuses and performance stock unit grants with a level of Senior Vice President or higher, are presented to the Compensation Committee.

     Role of Compensation Consultant and Use of Market Data. During 2010, the Committee consulted with Frederic W. Cook & Co. (the “Compensation Consultant”). The Compensation Consultant is paid by the Company and has access to management, but importantly is hired by and reports directly to the Compensation Committee. To date, design aspects of compensation have been proposed by management, with the Compensation Consultant advising on the appropriateness of the design and market competitive levels of compensation. The Compensation Committee, however, does not specify limits either on the scope of the Compensation Consultant’s inquiry or on areas on which the Compensation Consultant is allowed to comment, other than to prohibit the Compensation Consultant from undertaking work on behalf of management without the Committee’s consent. Such consent has never been asked for or given, and the Compensation Consultant has never provided consulting services to the Company other than for executive and Director compensation. In general, total compensation for the Company’s executive officers is reviewed vis-à-vis broad-based published market data to determine whether we are generally competitive in the market. It should be noted that this market data does not come from a specified peer group, is not industry specific and is not related to the groups used for comparison in the Cumulative Total Return Chart included in the Company’s Annual Report on Form 10-K. We do not attempt to maintain a certain target percentile within a peer group.

     Compensation Components.

     Salary. Mr. McMahon waived all compensation from November 2004 through December 31, 2006. In 2007, he began receiving salary at an annual rate of $850,000, as recommended by the Compensation Committee and approved by the Board. Commencing January 1, 2011, Mr. McMahon has served pursuant to an amended and restated employment agreement under which he receives an initial annual salary of $1.1 million. The Compensation Committee believes this salary is closer to competitive rates than the $850,000 salary he previously received. As to other senior executives, we have attempted to limit raises in order to moderate salary increases, except in instances of promotions or extraordinary contributions to the Company’s performance, which are the only instances where the Company has increased compensation materially. We expect to continue this practice. In the most recent annual performance review, which occurred in February 2011, salaries were set for 2011. Recent annual base salaries for the named executive officers have been set as follows:

Name	Calendar 2007	Calendar 2008	Calendar 2009		Calendar 2010	Calendar 2011
Vincent K. McMahon	$850,000	$850,000	$850,000		$850,000	$1,100,000
George A. Barrios	N/A	$500,000	$500,000		$517,500	$535,000
Donna N. Goldsmith	$350,000	$370,000	$500,000	(1)	$525,000	$525,000	(2)
Kevin Dunn	$650,000	$725,000	$725,000		$750,000	$775,000
Michael Pavone	N/A	N/A	$500,000	(3)	$500,000	$500,000
____________________

(1)	In January 2009, Ms. Goldsmith became our Chief Operating Officer.

(2)	On February 28, 2011, Ms. Goldsmith left her position with the Company.

(3)	In June 2009, Mr. Pavone was appointed to the position of Executive Vice President, WWE Studios.

     Annual Incentive Bonuses. We believe that a reasonable annual bonus plan that is based on personal and company-wide performance is an excellent means of incentivizing executives to focus on critical financial and strategic short and longer-term goals, tying their interests to those of stockholders without the structural cost increases inherent in salary escalation and without encouraging unnecessary and excessive risk-taking. Our management incentive plan is administered under our 2007 Omnibus Incentive Plan and is structured to meet the performance-based criteria of, and is therefore deductible for federal income tax purposes under, Section 162(m) of the Internal Revenue Code. Additional information on our management incentive plan is set forth in “Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table” below.

     Our management incentive bonus program has an objective component and a subjective component. Over the past several years, we have used EBITDA as our objective performance target measurement, generally tying our target for bonus purposes to the same EBITDA number as is in the budget we use to run our business. EBITDA for these purposes is defined as net income from continuing operations before interest and other income, income taxes, depreciation and amortization. The individual performance component is based on many factors, such as competency, creativity, leadership and communication, with scores in each area and a final score, summarizing such factors. For the past several years we have maintained 85% of target, and an individual rating of 3.0 out of 5.0, as the threshold tests. Commencing with bonuses to be paid in respect of 2011, we have lowered the EBITDA threshold to 80%, as further described below. Performance below either of the Company or the individual performance thresholds precludes the payment of a bonus. Assuming both thresholds are met, bonuses are established based on percentages of the individual’s salary in effect on the December 31 preceding the payment date. In 2010, bonus targets ranged from 15% (for those at the Director level) to 60% (for the EVP, Television Production). Mr. Pavone does not participate in the management incentive bonus program but rather under his employment agreement, he is eligible to be considered for a discretionary bonus. For additional information on the ranges of bonuses for the named executive officers, see “Executive Compensation – Grants of Plan-Based Awards for 2010.” The following table shows the EBITDA target, threshold percentage, percentage of target we achieved and the aggregate funding of the incentive pool as a percentage of the aggregate target level for each of the past few years:

		Threshold	Percentage of Target	Aggregate Funding
Year	EBITDA Target	Percentage	Achieved	of Incentive Pool
Calendar 2007	$84.0 million	85%	93%	88%
Calendar 2008	$93.5 million	85%	89%	82%
Calendar 2009	$75.4 million*	85%	121%	142%
Calendar 2010	$108.5 million	85%	87%	78%
____________________

*	While the 2009 EBITDA target was lower than the prior year’s, at the time it was set, there was ample indication (including poor economic and business results during the fourth quarter of 2008) that the worldwide economy was weak. The target was set at what the Company considered to be an appropriately aggressive number.

     Payments of annual incentive bonuses under the management incentive plan to the named executive officers, other than Mr. Pavone, are set forth in column (g) of the Summary Compensation Table. Mr. Pavone does not participate in the management incentive bonus program but rather, under his employment agreement, he is eligible to be considered for a discretionary bonus annually.

     While the Compensation Committee has been generally satisfied with the operation of the management incentive plan, it also recognizes that at times the exercise of either positive or negative discretion is necessary to reflect accurately the true performance of the individual. Such discretion has never been exercised to lower or waive company performance targets. In limited cases, modest bonuses beyond those required by the plan have been paid. No such additional bonuses have been paid to named executives for any of the past four years. The Committee also retains the right to exercise negative discretion over individual bonuses under the plan and at times has exercised such discretion.

     The Company has not been faced with the situation of, and has no formal policies governing what would happen in the event of, a restatement or adjustment of financial statements on which prior bonuses or stock performance decisions have been made. However, the NYSE is expected to revise its listing standards in accordance with the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) to require listed issuers to adopt and disclose clawback policies. Under such policies, an accounting restatement due to material noncompliance with any financial reporting requirements under the securities laws will trigger a clawback. The Company will be required to recover any erroneously awarded compensation payments that would not have been made had the restated accounting numbers been used. Any payments made to current or former executive officers during the three-year period preceding the date of a restatement will be subject to the policy. Our existing incentive compensation plans will be reviewed and updated for consistency with the clawback policy when it is adopted.

     We believe that our EBITDA targets are set at appropriately aggressive numbers, reflecting projected growth of our business. For calendar 2011, we have established an EBITDA goal of $110.3 million, and we will use a threshold of 80% of this EBITDA target as compared with 85% in prior years. This slightly lower threshold is more in line with competitive practice and reflects our continued aim of setting appropriately aggressive targets, which we believe aligns management’s interests with those of stockholders. Concomitantly, we have removed the additional upside bonuses payable when the Company exceeds 125% of target -- previously, the bonus pool increased four percent for every one percent above 125% of EBITDA target. Commencing in 2011, the bonus will continue to increase two percent for each one percent above threshold, whether or not 125% is exceeded. The range of percentage payments by level and other structural aspects of the plan will remain the same as in 2010. See “Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table” below.

     Performance and Restricted Stock Units. Our annual compensation program includes a longer-term component consisting of a grant of stock units with a performance requirement under the 2007 Omnibus Incentive Plan, which allows such grants to be deductible under Internal Revenue Code Section 162(m). These stock units have both a performance requirement and a vesting requirement. If the performance level is below the minimum threshold, all stock units are forfeited. If at least the minimum performance criteria are satisfied, the stock units will begin to accrue dividends and will vest in three equal annual installments, with the first vesting occurring on or about the July 20th following the determination that the performance target has been met. The performance requirement utilizes the same EBITDA target as our management plan, with a sliding scale of 60% of target units earned for achieving 80% of the EBITDA target (i.e. the threshold). Performance units increase 2% for each 1% of incremental EBITDA over threshold subject to a maximum cap of 150% of target units (for EBITDA of 125% or more of target). We believe this cap mitigates the potential risk that accompanies performance-based equity compensation. The following table illustrates the percentage of target units earned at various levels of achieved EBITDA compared to target (units earned at other levels are determined by interpolation):

	EBITDA Compared to Target
	Below 80%	80%	90%	100%	110%	120%	125%	Above 125%
Shares that meet Performance
Test and are not Forfeited:	0%	60%	80%	100%	120%	140%	150%	150%

     In general, new hire and promotion grants are made on a case-by-case basis in restricted stock units, which have no performance test but are subject to vesting, typically over three years. All share awards are approved by the Compensation Committee.

     The Committee views equity compensation as intermediate to longer-term in nature and an integral part of the total compensation opportunity at the Company. A description of our stock units is set forth in “Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table” below.

     Stock units are granted annually as a part of the annual performance review. While these grants are generally tied to individual performance, no numerical equations are used in setting the size of the grants. Rather, such grants have been based on recommendations from the Senior Vice President, Human Resources with the consent of the Chairman and Chief Executive Officer and Chief Financial Officer and then reviewed and approved by the Compensation Committee. The Committee closely monitors the aggregate number of shares granted each year and holds management to an annual pool of shares that is approved by the Committee separately from its approval of individual grants. In March 2011, we made our annual stock unit grant for the year. The following table shows the aggregate number of performance stock units granted to all eligible employees in the normal annual grant for the past few years and the current year. These numbers do not include grants for new hires/promotions:

		Aggregate target units in Annual
	Aggregate target units in Annual	Grant (adjusted to reflect	Aggregate units earned in
Year	Grant (unadjusted)	forfeitures)	respect of such year
Calendar 2007	471,750	466,750	578,770
Calendar 2008	471,500	379,000	310,780
Calendar 2009	586,500	538,500	764,670
Calendar 2010	422,250	365,250	277,590
Calendar 2011	541,670	Not known	Not known

     The following table reflects grants made in 2011 to our named executive officers calculated in the manner described above:

	Estimated Future Payouts Under Equity Incentive
	Plan Awards (2011)
	Threshold (#)	Target (#)	Maximum (#)
Vincent K. McMahon	0	0	0
George A. Barrios	28,800	48,000	72,000
Donna N. Goldsmith	N/A	N/A	N/A
Kevin Dunn	33,000	55,000	82,500
Michael J. Pavone	9,000	15,000	22,500

     In the future, we expect to continue to make annual grants of performance stock units during the first quarter of the new year consistent with the requirements of Code Section 162(m). We plan to continue our practice of making these performance stock grants (assuming we meet performance criteria in the year of the grant) vest over three years on the same date in the summer each year. We will also make grants of restricted stock units for new hires and promotions on a case-by-case basis. We do not plan grants or vesting dates of stock units around news releases in order to provide any special benefits to our employees. To date, we have only taken into consideration the value of grants generally when setting other components of compensation. We do not have an equation for calculating total compensation whereby equity decreases other components of compensation (or vice versa) based on a formula.

     We believe that equity compensation is different from salary and bonus in that, due to its performance and vesting requirements, stock units serve both a retention and compensation purpose. Equity compensation (especially where it has a performance test as ours generally does and a vesting requirement which ours does) aligns interests of management with stockholders. In addition, as with any stock, there are inherent risks of ownership of stock units. Lastly, it is hoped that stock units, together with our 401(k) Plan, will be utilized by our employees for retirement planning, as we do not provide a defined benefits retirement plan.

     Stock Ownership Guidelines. We believe that it is in the best interests of stockholders for management and directors to own a significant amount of our Common Stock. Effective January 1, 2011, we have implemented stock ownership guidelines for our Directors and our executive officers with a title of Executive Vice President or higher. Under the plan, the individual must attain the following multiple of base salary (or cash retainer, in the case of Directors):

Title	Multiple
Chairman and Chief Executive Officer	6x
Director	3x
EVP	2x

Valuations of ownership are made at March 31 of each year based on the average of the prior calendar year’s month-end closing stock prices. Until the required multiple of ownership is attained, 50% of the after-tax shares received upon the vesting of performance and restricted stock units must be retained by the individual. Once the multiple is attained, so long as no shares are disposed, the obligation remains met despite any subsequent decline in stock price.

     Employment and Other Agreements. We have an amended and restated employment agreement with Vincent McMahon that was entered into effective January 1, 2011, under which we pay him an initial annual salary of $1.1 million and he is entitled to participate in our management incentive plan with a target bonus of 100% of base salary. Consistent with the practices of the film production industry, we have an employment agreement with Mike Pavone, EVP, WWE Studios, that currently runs until June 15, 2012 and provides for a salary of at least $500,000 and certain other payments. See “Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table.” While we generally attempt to avoid entering into employment agreements with our other executives, we have severance arrangements with most of our executive officers including our named executive officers, further information on which is provided in “Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table” and “Potential Payments Upon Termination or Change in Control.” These agreements generally provide for a specified period of severance (and, in certain instances, the vesting of equity beyond what is required by the plan) in the event of an involuntary termination of employment without cause. The Company believes that these negotiated severance provisions are necessary for the Company to attract and retain high calibre executives.

     Summary. We believe that we have the appropriate mix of compensation components and that the levels of compensation incentivize management and serve our retention goals while remaining fiscally prudent and not encouraging excessive risks. Going forward, while we may adjust certain aspects of the compensation program, we believe that it is fundamentally sound.

Compensation Committee Report

     Notwithstanding anything to the contrary set forth in any of our previous filings under the Securities Act of 1933, as amended, or the Exchange Act that might incorporate future filings, in whole or in part, including our Annual Report on Form 10-K for the year ended December 31, 2010 and the Company’s currently effective Registration Statements on Form S-8, the following Report, and the Audit Committee Report set forth under Proposal 2—Ratification of Selection of Independent Registered Public Accounting Firm, shall not be incorporated by reference into any such filings.

     The Compensation Committee of the Company has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

The Compensation Committee
Lowell P. Weicker, Jr., Chair
David Kenin
Joseph H. Perkins

Summary Compensation Table

     The following table sets forth certain information about the compensation of our Principal Executive Officer, our Chief Financial Officer and our three next most highly compensated executive officers who were serving as executive officers at December 31, 2010. These individuals are referred to as the “named executive officers.”

						Non-Equity
				Stock		Incentive Plan	All Other
		Salary	Bonus	Awards		Compensation	Compensation		Total
Name and Principal Position (a)	Year (b)	($)(c)	($)(d)	($)(e)		($)(g)	($)(i)		($)(j)
Vincent K. McMahon(1)	2010	850,000	0	0		0	11,160	(2)	861,160
Chairman	2009	882,692	0	0		0	9,406	(2)	892,098
(Principal Executive Officer)	2008	850,000	0	0		0	8,880	(2)	858,880

George A. Barrios(3)	2010	514,807	0	552,825	(4)	201,840	7,800	(2)	1,277,272
Chief Financial Officer	2009	519,231	0	346,850	(4)	355,000	7,662	(2)	1,228,743
	2008	365,385	0	470,750	(4)	205,000	7,119	(2)	1,048,254

Donna N. Goldsmith(5)	2010	521,154	0	595,350	(4) (5)	0	8,040	(2)	1,124,544
Chief Operating Officer	2009	519,231	0	297,300	(4)	450,000	7,817	(2)	1,274,348
	2008	376,923	0	589,000	(4)	250,000	7,350	(2)	1,223,273

Kevin Dunn	2010	746,154	0	680,400	(4)	351,000	8,040	(2)	1,785,594
EVP, Television Production	2009	752,885	0	594,600	(4)	625,000	7,817	(2)	1,980,302
	2008	713,462	0	847,350	(4)	360,000	7,350	(2)	1,928,162

Michael J. Pavone(6)	2010	500,000	50,000	170,100	(4)	0	851,153	(7)	1,571,253
EVP, WWE Studios
____________________

(1)	From January 2007 through December 2010, Mr. McMahon received a salary at an annual rate of $850,000 (due to timing of salary cycles, all Company employees received 27 pay periods in 2009 compared with the normal 26) and waived all other compensation. See “Compensation Discussion and Analysis.” Commencing January 1, 2011, Mr. McMahon has an employment agreement under which he has an initial annual salary of $1.1 million and a target bonus of 100% of base salary. See “Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table.”

(2)	Consists of matching contributions under our 401(k) plan and certain life insurance payments.

(3)	Mr. Barrios became our Chief Financial Officer in March 2008.

(4)	Represents the aggregate grant date fair value of awards of restricted and performance stock units pursuant to our 2007 Omnibus Incentive Plan consistent with the estimate of aggregate compensation cost to be recognized over the service period determined as of the grant date under FASB ASC Topic 718, excluding the effect of estimated forfeitures. For these purposes, performance stock units are assumed to have been granted in amounts that would occur if the Company meets its performance criteria at 100% of target. Assuming the highest level of performance conditions will be achieved, numbers of performance shares would be 150% of the numbers included in the table. For disclosure on assumptions made in the valuation of these awards, see “Note 15 -- Share Based Compensation” to our Consolidated Financial Statements. The Company achieved 87% of its EBITDA target for 2010, and as a result, 78% of the target stock awards were earned (subject to continued service vesting). To the named executive officers, this was Mr. Barrios – 25,350 units; Ms. Goldsmith – 27,690 units; Mr. Dunn – 31,200 units; and Mr. Pavone – 7,800 units. In the case of Ms. Goldsmith and Mr. Barrios in 2008, and Mr. Pavone in 2009, includes certain restricted stock units granted on hiring or promotion.

(5)	Ms. Goldsmith was promoted to Chief Operating Officer effective January 1, 2009. Prior thereto, she was EVP, Consumer Products. On February 28, 2011, Ms. Goldsmith left her position with the Company. Since the performance stock units granted to Ms. Goldsmith in 2010 were not vested, they and all other unvested shares lapsed upon her termination of employment.

(6)	Mr. Pavone was appointed to the position of EVP, WWE Studios in June 2009. Before that, he was an independent contractor to the Company, working as a strategic consultant to WWE’s Creative Writing Department.

(7)	Consists of $830,513 in 2010 ($151,500 in 2009) of payments to Mr. Pavone as executive producer, writer and director of certain of our films as required by his employment agreement. See “Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table.” Also includes matching contributions under our 401(k) plan and certain life insurance payments, and a housing allowance of $1,000 per month.

Grants of Plan-Based Awards for 2010

		Estimated Future Payouts Under			Estimated Future Payouts Under			Grant Date Fair
		Non-Equity Incentive Plan Awards(1)			Equity Incentive Plan Awards(2)			Value of Stock
	Grant Date	Threshold	Target	Maximum	Threshold	Target	Maximum	Awards
Name (a)	(b)	($)(c)	($)(d)	($)(e)	(#)(f)	(#)(g)	(#)(h)	($)(l)(3)(4)
Vincent K. McMahon	N/A	—	—	—	—	—	—	—
George A. Barrios	2/25/10	64,687	258,750	452,812	24,375	32,500	48,750	552,825
Donna N. Goldsmith	2/25/10	78,750	315,000	551,250	26,625	35,500	53,250	595,350
Kevin Dunn	2/25/10	112,500	450,000	787,500	30,000	40,000	60,000	680,400
Michael Pavone	2/25/10	N/A	N/A	N/A	7,500	10,000	15,000	170,100
____________________

(1)	The amounts shown in column (c) reflect the generally applicable minimum payment level under the Company’s annual management incentive plan administered under the 2007 Omnibus Incentive Plan which is one-quarter of the target amount shown in column (d). Actual minimums may be lower due to a restricted bonus pool available to the Company as a whole or due to the exercise of negative discretion. The amount shown in column (e) is the sum of (x) 150% of the target individual component, which is the maximum payment for this component of the bonus; plus (y) 100% of the total target for the Company performance component, which is the maximum payment for this component of the bonus provided the Company meets 100% of its EBITDA target. Although the Company performance component is technically not capped if the Company exceeds 100% of EBITDA target (other than at the maximum payable to an employee under the Plan), any such additional payment must be approved by the Chairman and Chief Executive Officer and Compensation Committee. While the payment of bonuses at theoretical maximum levels would be highly unlikely, they are 4% of EBITDA for a named executive officer, 3% for any other employee and a total of 20% of EBITDA for all participants in the aggregate. For actual payments made under this plan for 2010, see column (g) of “Summary Compensation Table.”

(2)	The amounts shown in column (f) reflect the number of units that are not forfeited if the Company meets the minimum level of its performance criteria in respect of 2010 (85% of the EBITDA target) which is 75% of the target number of shares shown in column (g). If the Company exceeds 85% of its EBITDA target, there is a sliding scale up to 100% of the target units for 100% of EBITDA target. Above 100% of EBITDA target, the units increase 2% for each 1% EBITDA is over target up to a maximum of 150% of target units for 125% of EBITDA target. This is the maximum number of units that may be granted under the plan as shown in column (h). All units that are not forfeited due to the Company achieving its EBITDA target remain subject to vesting in three equal annual installments with the first such vesting on or about July 20, 2011.

(3)	Reflects the full grant date fair value under FASB ASC Topic 718 (column (l)) of grants of performance stock units and is based upon the probable outcome of such conditions. The amounts are consistent with the estimate of aggregate compensation cost to be recognized over the service period determined as of the grant date under FASB ASC Topic 718, excluding the effect of estimated forfeitures, and correspond with the 2010 stock award values in the Summary Compensation Table. See “Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table” for more information about our restricted and performance stock units. For additional disclosure on assumptions made in the valuation of these awards, see “Note 15 – Share Based Compensation” to our Consolidated Financial Statements.

(4)	The Company achieved 87% of its EBITDA target for 2010, and as a result, 78% of the target stock awards were earned (subject to continued service vesting). To the named executives, this was Mr. Barrios – 25,350 units; Ms. Goldsmith – 27,690 units; Mr. Dunn – 31,200 units; and Mr. Pavone – 7,800 units. Since the performance stock units granted to Ms. Goldsmith in 2010 were not vested, they lapsed upon her termination of employment.

Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table

     The Summary Compensation Table and Grants of Plan-Based Awards Table above provide certain information regarding compensation of our named executive officers. This narrative provides additional and explanatory information regarding compensation of our named executive officers and should be read in conjunction with those tables.

     Employment Agreements. Certain of our named executive officers have employment agreements that affect the compensation reported for them. From November 2004 through January 1, 2007, Mr. McMahon waived all compensation, consisting of salary, bonuses and booking fees, under his agreements then in effect. Beginning in 2007, he received salary at an annual rate of $850,000. Mr. McMahon continued to waive all other compensation.

     Effective January 1, 2011, we entered into an amended and restated employment agreement with Mr. McMahon. This new employment agreement has a term ending December 31, 2013, but automatically extends for successive one-year periods unless either party gives notice of non-extension at least 180 days prior to the expiration date. Under the new employment agreement, Mr. McMahon is entitled to salary in the annual amount of $1,100,000, and is entitled to participate in the Company’s incentive bonus plan with an annual target bonus of 100% of salary.

     In the event we terminate Mr. McMahon’s employment other than for cause (as defined in the new employment agreement) or if he terminates his employment for good reason (as defined) within the two-year period following a change in control (as defined), we are obligated to pay to Mr. McMahon compensation and benefits that are accrued but unpaid as of the date of termination, plus a payment equal to two times his base salary and, assuming the Company meets its minimum (threshold) performance targets for the year in which the termination occurs, two times his target bonus for that year. Payment of severance is conditioned on Mr. McMahon’s release of any claims against the Company and its affiliates. Mr. McMahon will also continue his health, accident, life and disability insurance benefit plan participation for a two-year period following such termination, unless he obtains substantially similar coverage with a new employer. In addition, the new employment agreement eliminates the tax gross-up payment provided under Mr. McMahon’s prior employment agreement with respect to any excise and related taxes that might be incurred by Mr. McMahon on any “parachute payments,” as defined in Section 280G of the Internal Revenue Code of 1986, as amended, in connection with a change in control of the Company. Under the new employment agreement, if any severance pay or benefits would constitute a “parachute payment,” the Company shall reduce such payments to Mr. McMahon to the extent required so that they do not subject Mr. McMahon to excise taxes and such payments shall be deductible by the Company, unless payment of the full parachute payments would result in a greater net benefit to Mr. McMahon after his payment of the related excise taxes.

     If Mr. McMahon dies or becomes disabled (as defined in the new employment agreement) during the term of his agreement, or if we terminate Mr. McMahon’s employment for cause or if he resigns other than for good reason following a change in control, we are obligated to pay him (or his estate, as applicable) compensation and benefits accrued but unpaid as of the date of termination. Mr. McMahon’s new employment agreement also contains confidentiality covenants and covenants that, among other things, grant to the Company intellectual property ownership in his ideas, inventions and performances and prohibit him from competing with the Company and its affiliates in professional wrestling and our other core businesses during employment and for one year after termination. The new employment agreement allows Mr. McMahon and members of his immediate family to use the Company’s aircraft for personal travel when it is not being used for business purposes. Personal use is paid for by Mr. McMahon so that no incremental cost is incurred by the Company.

     Effective February 28, 2011, Donna Goldsmith left her positions with the Company. Under an agreement with Donna Goldsmith that was in place during her employment, she will be entitled to receive her base salary and health benefits for a two-year period. Ms. Goldsmith is subject to non-compete, confidentiality and non-disparagement covenants.

     We have an agreement with George Barrios under which, if he is terminated without cause, he will be entitled to receive his base salary for a one-year severance period and the vesting of any unvested portion of the 25,000 restricted stock units granted to him on his hiring.

     Consistent with the practices of the film production industry, we have an employment agreement with Mike Pavone, our EVP, WWE Studios. The agreement was entered into at the time of his promotion to this position in June 2009 and had a two-year term, with an additional year option on the part of the Company which we have exercised. Under the agreement, Mr. Pavone is entitled to an annual salary of $500,000, a $50,000 executive producer fee for each film for which he is designated the executive producer, and writer and director compensation for each film in which he acts in those capacities equal to the applicable guild minimums. He was granted 12,000 restricted stock units at the commencement of the agreement, is entitled to $1,000 per month housing allowance and is entitled to be considered for a discretionary bonus annually.

     In the event of Mr. Pavone’s disability, he is entitled to pay through the date of such event. In the event of Mr. Pavone’s termination by the Company without cause, or in the event of his death, the Company is obligated to pay the remainder of his base pay through the agreement’s term. Mr. Pavone is subject to confidentiality covenants and under the agreement he has granted to the Company all intellectual property created by him in the course of his work as an employee.

     For additional information regarding our agreements with our named executive officers, see “Potential Payments Upon Termination or Change in Control.”

     Performance and Restricted Stock Units. Under the terms of our Restricted Stock Unit Agreements, dividends accrue at the same rate as are paid on our shares of Class A common stock. In the case of performance stock units, dividends begin to accrue after the performance test is met. Dividend accruals vest at the same time as the vesting of the restricted or performance stock units on which they accrue. Stock units generally vest over three years (assuming, in the case of performance units, that the performance test has been met), however, in the event that following a change of control an employee is terminated without cause or terminates his or her employment as a result of a decrease in base salary, a change in responsibility or reporting structure or a change in employment location of more than 25 miles, such vesting is accelerated. One grant, made in 2004, provides for seven-year vesting with acceleration if the Company achieves EBITDA of $100 million in any year.

     Management Incentive Plan. Our management incentive plan is administered under the 2007 Omnibus Incentive Plan and provides for incentive cash bonuses to be made annually based upon Company-wide and individual performance. The plan provides guidelines for the calculation of bonuses subject to Compensation Committee oversight and approval. For 2010, participants’ bonuses were based on two components, individual performance and Company performance. The participant had to meet threshold targets for both components in order to receive any bonus. Individual performance is based on many factors, such as competency, creativity, leadership and communication, with scores in each area and a final score, summarizing such factors, of between 0 and 5. An executive had to receive at least a 3.0 final score rating to receive a bonus. At the beginning of 2010, the Compensation Committee set a Company-wide performance target of $108.5 million of EBITDA, of which the Company had to achieve 85% in order for any bonus to be paid. Bonuses were established based on percentages of the individual’s salary in effect on the December 31 preceding the payment date, with such targets ranging from 15% (for those at the Director level) to 60% (for the Executive Vice President, Television Production). The Company had EBITDA for these purposes of $94.0 million and accordingly paid bonuses. Payments of these bonuses to the named executive officers are set forth in column (g) of the Summary Compensation Table. Mr. Pavone does not participate in the management incentive bonus program but rather under his employment agreement, he is eligible to be considered for a discretionary bonus annually. For additional information concerning the operation of our annual management incentive plan, see the Compensation Discussion and Analysis.

     The management incentive plan put into place for 2011 largely follows the 2010 plan. In respect of 2011, however, the Company must reach 80% of its EBITDA target of $110.3 million in order for bonuses to be paid rather than the 85% required in previous years. This change reflects the Company’s continuing efforts to set appropriately aggressive targets. If this target is met, and the individual’s performance rating is at or above 3.0, the executive is entitled to participate. The Company-wide performance portion is based upon the individual’s contribution to such success and other subjective factors as senior management recommends and the Compensation Committee approves. The component relating to personal performance increases linearly from a performance rating of 3.0 to a maximum level of 5.0. Assuming the Company achieves 100 percent of its target, (i) the maximum payment of the Company-wide performance portion is 100% of the individual’s overall target; and (ii) the maximum payment of the individual performance component (a score of 5.0) is 150% of the individual component target. In the event that the Company’s performance exceeds 100% of its EBITDA target, the allocation of the pool arising as a result of such excess is allocated through the exercise of negative discretion by the Compensation Committee, on the recommendation of the Company’s Chairman and Chief Executive Officer, below maximums allowed under the Plan.

     Assuming the Company achieves 100 percent of its target, the combination of the Company performance and individual performance ratings will translate into bonuses equal to a percentage of the individual’s salary in effect on the December 31 preceding the payment date, ranging as follows:

	2011 Management Incentive Bonus
	as % of Annual Salary
Level	Minimum Threshold	Target	Maximum
Vice President	6.25	25.0	43.75
Senior Vice President	8.75	35.0	61.25
Executive Vice President & Chief Financial Officer	12.50	50.0	87.50
Executive Vice President, Television Production	15.0	60.0	105.0
Chairman & Chief Executive Officer	25.0	100.0	175.0

     For the named executive officers, this would result in the following payouts in respect of 2011 that would be made in 2012, assuming no change in the salaries of the named executive officers:

	Estimated Future Payments (2011)
	Threshold($)	Target($)	Maximum($)
Vincent K. McMahon	275,000	1,100,000	1,925,000
George A. Barrios	66,875	267,500	468,125
Donna N. Goldsmith(1)	N/A	N/A	N/A
Kevin Dunn	116,250	465,000	813,750
Michael Pavone	N/A	N/A	N/A
____________________

(1)	Effective February 28, 2011, Ms. Goldsmith left her position with the Company.

Outstanding Equity Awards at December 31, 2010

	Stock Awards
	Equity Incentive	Equity Incentive
	Plan Awards:	Plan Awards:
	Number of Shares or	Market Value of Shares or
	Units of Stock That Have	Units of Stock That Have
	Not Vested	Not Vested
Name(a)	(#)(g)	($)(h)
Vincent K. McMahon	0	0
George A. Barrios	79,865 (1)	1,137,278	(1)(2)
Donna N. Goldsmith	90,526 (1)	1,289,090	(1)(2)
Kevin Dunn	119,164 (1)	1,696,895	(1)(2)
Michael Pavone	19,216 (1)	273,636	(1)(2)
____________________

(1)	Includes dividends that have accrued (at a non-preferential rate) as additional restricted units but were not vested at December 31, 2010. These stock units vest in three equal annual installments with the first such vesting on or about July 20th following the determination that the performance target has been met. In the case of Ms. Goldsmith, in January 2011, 8139 of these shares vested and all other shares included in this table lapsed upon her termination of employment.

(2)	These amounts are calculated by multiplying the closing price of the Company’s Common Stock of $14.24 on December 31, 2010, the last trading day in 2010, by the number of unvested restricted or performance stock units, as the case may be, on that day.

Stock Vested during 2010

	Stock Awards
	Number
	of Shares	Value
	Acquired on	Realized
	Vesting	on Vesting
Name (a)	(#)(d)(1)	($)(e)
Vincent K. McMahon	0	0
George A. Barrios	27,528	469,193	(2)
Donna N. Goldsmith	42,689	683,694	(3)
Kevin Dunn	74,777	1,202,414	(4)
Michael Pavone	4,382	70,461	(4)
____________________

(1)	The number of shares acquired on vesting includes the gross number of shares that vested, including shares withheld by the Company to cover the withholding tax payable upon such vesting.

(2)	This amount represents the sum of (i) 10,248 shares vested multiplied by $18.67, the closing price on the trading date immediately preceding their vesting (April 23, 2010) and (ii) 17,280 shares vested multiplied by $16.08, the closing price on the trading date immediately preceding their vesting (July 20, 2010).

(3)	This amount represents the sum of (i) 7,419 shares vested multiplied by $15.71, the closing price on the trading day immediately preceding their vesting (January 22, 2010) and (ii) 35,270 shares vested multiplied by $16.08, the closing price on the trading day immediately preceding their vesting (July 20, 2010).

(4)	These amounts are calculated by multiplying the number of shares vested by $16.08, the closing price on the trading date immediately preceding their vesting (July 20, 2010).

Potential Payments Upon Termination or Change in Control.

     Certain agreements with our named executive officers provide for pay or accelerated vesting of equity in the event of an involuntary termination without cause or a termination following a change in control. In addition, under the terms of our Performance and Restricted Stock Unit Agreements, in the event that, within 24 months after a change of control, as defined in the agreement, an employee is terminated without cause or terminates his or her employment as a result of a decrease in base salary, a change in responsibility or reporting structure or a change in employment location of more than 25 miles, such stock units and accrued dividend units will vest at the target level. For a qualitative description of these agreements for named executive officers, see “Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table”. The following is a quantification of such provisions, assuming hypothetically that the triggering event took place on the last business day of 2010 with the closing price per share of the Company’s Common Stock on that date of $14.24. The Company’s unvested options do not accelerate vesting upon termination or a change in control, so no information is included in respect of any intrinsic value realizable through any accelerated vesting. All amounts are in dollars payable in a lump sum, except where noted.

				Termination
		Involuntary		Following
	Executive Benefit	Not For Cause		Change in
	and Payments	Termination		Control
Name	Upon Separation	($)		($)
Vincent K. McMahon	Compensation:
	Salary	2,200,000	(1)	2,200,000	(1)
	Bonus	2,200,000	(1)(2)	2,200,000	(1)(2)

	Long-Term Incentive
	Compensation:
	Accelerated Vesting of
	Stock Units	0		0
	Total:	4,400,000		4,400,000

George A. Barrios	Compensation:
	Salary	517,500	(3)	0
	Bonus	0		0

	Long-Term Incentive
	Compensation:
	Accelerated Vesting of
	Stock Units	156,892		1,137,278
	Total:	674,392		1,137,278

Donna N. Goldsmith	Compensation:
	Salary	1,050,000	(4)	N/A
	Bonus	N/A		N/A

	Long-Term Incentive
	Compensation:
	Accelerated Vesting of
	Stock Units	N/A		N/A
	Total:	1,050,000	(4)	N/A

			Termination
		Involuntary	Following
	Executive Benefit	Not For Cause	Change in
	and Payments	Termination	Control
Name	Upon Separation	($)	($)
Kevin Dunn	Compensation:
	Salary	0	0
	Bonus	0	0

	Long-Term Incentive
	Compensation:
	Accelerated Vesting of
	Stock Units	0	1,696,895
	Total:	0	1,696,895

Michael Pavone	Compensation:
	Salary	729,167 (5)	0
	Bonus	0	0

	Long-Term Incentive
	Compensation:
	Accelerated Vesting of
	Stock Units	0	273,636
	Total:	729,167	273,636
____________________

(1)	Includes voluntary resignation for good reason. Under his employment agreements, Mr. McMahon is required to maintain the confidentiality of Company information indefinitely after his termination and has a one-year non-compete covenant.

(2)	Assumes that the Company meets its minimum (threshold) performance targets for the year in which the termination occurs.

(3)	Payable over one-year severance period.

(4)	Amounts being paid in connection with Ms. Goldsmith’s resignation, which was effective February 28, 2011. Salary is to be paid in regular payroll instalments over two-year severance period. Under her agreement, Ms. Goldsmith has agreed to non-compete, confidentiality and non-disparagement covenants.

(5)	Also payable in the event Mr. Pavone terminates his employment for good reason (in which case it is payable over the remainder of the term of the employment agreement) or in the event of Mr. Pavone’s death.

Director Compensation for 2010

     The following table sets forth the components of total compensation earned during 2010 by our non-management Directors.

	Fees Earned or	Stock
	Paid in Cash	Awards		Total
Name (a)	($)(b)	($)(c)		($)(h)
David Kenin(1)	46,500	59,000	(2)(3)	105,500
Joseph H. Perkins(1)	49,000	40,000	(2)(3)	89,000
Frank A. Riddick, III(1)	74,500	40,000	(2)(3)	114,500
Michel B. Solomon(1)(4)	0	90,326	(2)(3)	90,326
Jeffrey R. Speed(1)	63,333	40,000	(2)(3)	103,333
Lowell P. Weicker, Jr.(1)	67,500	40,000	(2)(3)	107,500
____________________

(1)	During 2010 we paid our non-management Directors a retainer at an annual rate of $80,000, payable in equal quarterly installments in arrears. In addition, we pay our Audit and Compensation Committee Chairs an annual fee of $12,000, and our Governance & Nominating Committee Chair an annual fee of $8,000, in each case payable in equal quarterly installments in arrears. Non-management Directors also receive a fee of $1,500 for each Board meeting that they attend in person and a fee of $500 for each Board meeting in which they participate by telephone. They receive a fee of $1,500 for each Committee meeting they attend, whether in person or telephonically. They only receive one meeting fee if multiple meetings occur on the same day. Fifty percent of a Director’s retainer is paid in unrestricted shares of our Class A common stock and, at the election of the Director, the remaining 50% of such retainer, together with all chair and meeting fees, may be paid either in such shares or in cash. All Directors receive reimbursement of expenses incurred in connection with participation in our Board and Committee meetings. Management Directors do not receive additional compensation for their services as a Director.

(2)	Represents the aggregate grant date fair value under FASB ASC Topic 718. See “Security Ownership of Certain Beneficial Owners and Management” for a description of the number of shares of our Common Stock owned by each of our Directors. Mr. Solomon made the election described in footnote 1 above to take all of his fees in shares of common stock.

(3)	At December 31, 2010, the Directors held the following numbers of shares under awards from the Company: Mr. Kenin – 23,147 shares; Mr. Perkins – 7,972 shares; Mr. Riddick 9,149 shares; Mr. Speed – 6,024 shares; and Gov. Weicker – 2,380 shares.

(4)	Mr. Solomon resigned from our Board effective November 4, 2010.

Certain Relationships and Related Transactions

     As provided in its charter, the Audit Committee is responsible for reviewing and approving related party transactions, which the Company defines as those required to be disclosed by applicable SEC regulations. While no written policies exist, the Audit Committee believes it will apply a standard of reasonable business practices to any such related party transactions.

     Stephanie McMahon is the daughter of Vincent and Linda McMahon. Stephanie McMahon is an executive officer of the Company. She receives compensation in this capacity and participates in talent royalties for certain Company products bearing her name and/or likeness. Her total compensation in 2010 was approximately $671,000. Paul Levesque is Stephanie McMahon’s husband and the son-in-law of Vincent and Linda McMahon. As one of our top stars, Mr. Levesque receives pay that varies from year to year depending on the programs and events in which he performs; the films in which he stars (there were two produced in 2010); the royalties earned on home videos, video games, toys, clothing and other merchandise bearing his name and/or likeness; and salary as an employee active in management in several aspects of the Company’s business reporting to the Chairman and Chief Executive Officer. His total compensation aggregated across all these roles was approximately $3.84 million in 2010. The Audit Committee does not review the retention of Stephanie McMahon or Paul Levesque each year nor does it approve their levels of compensation. Instead, as to levels of their compensation as employees, the Audit Committee relied on the approval procedures of the Compensation Committee. In the case of Paul Levesque, his pay as a performer is set by agreements negotiated by the Company’s Chairman/Chief Executive Officer, the Company’s Talent Relations Department and the Company’s film studios. The Audit Committee believes this oversight to be consistent with relevant industry expertise and good business practice.

     In February 2008, the Company announced an increase in its quarterly dividend from $0.24 to $0.36 per share. At that time, the McMahon family and their trusts entered into an agreement with the Company to waive the increased portion of the dividend for all shares of Class A and Class B common stock beneficially held by the family for a period of three years. Instead, they continued to receive a quarterly cash dividend of $0.24 per share. This waiver has now expired. Any new dividend waiver is subject to two things. The first is the receipt of the approval of the Internal Revenue Service, which has been obtained. The second is the agreement of members of the McMahon family. No determination has been made by the McMahon family to enter into a new waiver agreement.

     In September 2009, Linda McMahon resigned as Chief Executive Office of the Company and announced her candidacy for the United States Senate, representing the State of Connecticut. In November 2009, Mrs. McMahon resigned as a Director of the Company. Mrs. McMahon’s election team engaged the Company in 2010 for certain production services during the campaign. The Company performed these services and was paid by the campaign’s outside media consultant the fair market value for the provided production services, approximately $360,000.

Section 16(a) Beneficial Ownership Reporting Compliance

     Section 16(a) of the Exchange Act requires our Directors, executive officers, and persons who own more than 10% of our common stock to file reports of their ownership and changes in ownership of our common stock with the SEC. Based on information available to us during 2010, we believe that all Section 16(a) filings were made timely.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information known to us with respect to beneficial ownership of our Common Stock as of March 4, 2011 by (1) each stockholder known by us to be the beneficial owner of more than five percent of either Class A common stock or Class B common stock; (2) each of the Directors and named executive officers; and (3) the Directors and executive officers as a group. Unless otherwise indicated, the address of each stockholder listed in the table below is 1241 East Main Street, Stamford, Connecticut 06902.

		Amount and Nature
		of Beneficial
Title of Class	Name and Address of Beneficial Owner	Ownership		% of Class
Class B(1)	Vincent K. McMahon	43,421,427	(2)	93.4
Class B(1)	Stephanie McMahon	1,929,038	(3)	4.2
Class A	Royce & Associates LLC (4)	2,461,946		8.9
	745 Fifth Avenue
	New York, New York 10151
Class A	Renaissance Technologies LLC (5)	1,924,900		7.0
	James H. Simons
	800 Third Avenue
	New York, NY 10022
Class A	BlackRock, Inc. (6)	1,415,127		5.1
	40 East 52nd Street
	New York, NY 10022
Class A	George A. Barrios	29,210		*
Class A	Donna N. Goldsmith	0		*
Class A	Kevin Dunn	49,474		*
Class A	Michael J. Pavone	2,774		*
Class A	Basil V. DeVito, Jr.	18,034		*
Class A	David Kenin	23,849		*
Class A	Joseph H. Perkins	8,674		*
Class A	Frank A. Riddick, III	9,851		*
Class A	Jeffrey R. Speed	6,726		*
Class A	Lowell P. Weicker, Jr.	3,282	(7)	*
Class A and Class B(8)	All Executive Officers and Directors as a
	Group (17 persons)	45,556,832		61.5
____________________

*	Less than one percent.

(1)	Class B common stock is fully convertible into Class A common stock, on a one-for-one basis, at any time at the option of the holder. The two classes are entitled to equal per share dividends and distributions and vote together as a class with each share of Class B entitled to ten votes and each share of Class A entitled to one vote, except when separate class voting is required by applicable law. If any shares of Class B common stock are beneficially owned by any person other than Vincent McMahon or his wife, Linda McMahon, any descendant of either of them, any entity which is wholly owned and is controlled by any combination of such persons or any trust, all the beneficiaries of which are any combination of such persons, each of those shares will automatically convert into shares of Class A common stock. Assuming hypothetically that all shares of Class B were converted into Class A, the only five percent stockholder would be Mr. McMahon, who would have the right to vote and dispose of 59 percent of the Class A common stock.

(2)	Includes (i) 10,181,582 shares of Class B common stock owned by Vincent K. McMahon 2008 Irrevocable Trust, for which Mr. McMahon acts as trustee with rights to vote and dispose of the shares and (ii) 4,500,000 shares of Class B common stock owned by Vincent K. McMahon 2010 Irrevocable Trust, for which Mr. McMahon acts as trustee with rights to vote and dispose of the shares. Excludes 566,670 shares of Class B common stock and 100 Shares of Class A common stock owned by Linda McMahon.

(3)	Includes 51,305 shares of Class A common stock held by Ms. McMahon, 15,000 shares of Class A common stock which may be purchased through the exercise of options, and 1,862,733 shares of Class B common stock held by the Stephanie McMahon Levesque Trust U/A Vincent K. McMahon Irrevocable Trust, dated June 24, 2004, of which Ms. McMahon is the sole beneficiary and for which she, as investment director, has sole voting and investment power over the shares.

(4)	The amount shown is derived from a Schedule 13G, filed January 26, 2011. Royce & Associates, LLC is an investment advisor with sole power to vote and dispose of these shares.

(5)	The amount shown is derived from an Amendment No. 4 to Schedule 13G, filed February 11, 2011, jointly filed on behalf of Renaissance Technologies LLC (“RTC”), Renaissance Technologies Holdings Corporation (“RTHC”) and James H. Simons. RTC is an investment adviser and RTHC is the control person of RTC. RTC and RTHC have sole voting over 1,814,100 shares, sole dispositive power over 1,924,871 shares and shared dispositive power over 29 shares. James Simons is no longer a control person of RTC or the beneficial owner of any of these shares.

(6)	The amount shown is derived from a Schedule 13G, filed February 9, 2011. BlackRock, Inc. is the parent holding company or control person of BlackRock Japan Co. Ltd., BlackRock Institutional Trust Company, N.A., BlackRock Fund Advisors, BlackRock Asset Management Australia Limited, BlackRock Advisors, LLC and BlackRock Investment Management, LLC, each of which holds shares of Class A common stock. BlackRock, Inc. has sole power to vote and dispose of these shares.

(7)	Includes 200 shares owned by Gov. Weicker’s wife.

(8)	Assumes hypothetically that all shares of Class B common stock have been converted into Class A common stock.

PROPOSAL 2—RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC
ACCOUNTING FIRM

     The Board of Directors has recommended that the stockholders ratify the Audit Committee’s appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the year ending December 31, 2011. Deloitte & Touche LLP has audited our consolidated financial statements since 1984. Although ratification of this selection is not legally required, the Board of Directors believes that it is appropriate for the stockholders to ratify such action as a matter of good corporate governance. If the stockholders do not ratify the selection of Deloitte & Touche LLP, the Audit Committee will reconsider their appointment as our independent registered public accounting firm. We expect that a representative of Deloitte & Touche LLP will be present at the Annual Meeting, will have an opportunity to make a statement if he or she wishes and will be available to respond to appropriate questions.

Independent Auditors Fees

     The following table presents fees for professional audit services rendered by Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates (collectively, “Deloitte & Touche”) for the audit of our financial statements for calendar years 2010 and 2009, and fees for other services rendered by Deloitte & Touche during those periods.

	2010	2009
Audit Fees (a)	$1,098,795	$1,051,100
Audit-Related Fees (b)	—	43,430
Tax Fees (c)	—	12,000
All Other Fees (d)	—	—
Total	$1,098,795	$1,106,530

____________________

(a)	Fees for audit services consisted of the audit of the Company’s annual financial statements, reviews of the Company’s quarterly financial statements, statutory audits, United Kingdom audits and other services related to SEC matters including fees related to attestation of management’s assessment of internal control over financial reporting as required by Section 404 of the Sarbanes-Oxley Act of 2002.

(b)	Fees for audit-related services consisted of the audit of the Company’s employee benefit plans.

(c)	Tax fees consisted of fees for tax planning and advice services. Tax planning and advice are services rendered with respect to proposed and prior year transactions. Such services consisted primarily of assistance with Federal and state tax audits, refund claims and appeals.

(d)	No other services were rendered by Deloitte & Touche during 2010 or 2009.

     The Audit Committee has adopted policies and procedures for pre-approving all non-audit work performed by Deloitte & Touche. In general, the provision of such services must be compatible with the maintenance of that firm’s independence in the conduct of its auditing functions. The Audit Committee annually reviews and pre-approves services on a list of generally pre-approved services, subject to projected dollar fees, and the Committee is updated from time to time at regularly scheduled meetings as to the actual fees vis-à-vis these projections. All of the services provided by Deloitte & Touche in the table above were pre-approved by the Audit Committee. If additional services are identified throughout the year, they are taken to the Audit Committee’s Chair for pre-approval. The Audit Committee Chair is designated to pre-approve them, reporting such pre-approval to the entire Audit Committee at its next meeting, unless such services have projected fees in excess of $25,000, in which case they are to be pre-approved by the entire Audit Committee.

Audit Committee Report

     The primary purpose of the Audit Committee is to assist the Board in monitoring the integrity of our financial statements, our independent auditor’s qualifications and independence, the performance of our independent auditors and our compliance with legal and regulatory requirements. The Board, in its business judgment, has determined that all members of the Committee are “independent,” as required by applicable listing standards of the New York Stock Exchange and applicable regulations of the SEC. The Audit Committee operates pursuant to a charter, a copy of which is available on the Company’s website (corporate.wwe.com/documents/audit_committee_charter.pdf).

     Management is responsible for the preparation, presentation and integrity of the Company’s financial statements, accounting and financial reporting principles and internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. The independent auditors were responsible for performing an independent audit of the consolidated financial statements in accordance with generally accepted auditing standards.

     In performing its oversight role, the Audit Committee has, among other things covered in its charter, reviewed and discussed the audited financial statements with management and the independent auditors. The Audit Committee has also discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended (AICPA, Professional Standards, Vol. 1 AU Section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T. The Committee has received the written disclosures and the letter from the independent auditors required by applicable requirements of the Public Accounting Oversight Board regarding the independent auditor’s communications with the Audit Committee concerning independence. The Audit Committee has also considered whether the provision of non-audit services by the independent auditors is compatible with maintaining the auditors’ independence and has discussed with the auditors their independence.

     Based on the reports and discussions described in this Report, and subject to the limitations on the role and responsibilities of the Audit Committee referred to in this Report and in the charter, the Audit Committee recommended to the Board that the audited financial statements be included in the Annual Report on Form 10-K for the fiscal year ended December 31, 2010.

     While the members of the Audit Committee meet the independence, financial experience and other qualification requirements of the New York Stock Exchange and applicable securities laws, they are not professionally engaged in the practice of auditing or accounting. Members of the Committee rely without independent verification on the information provided to them and on the representations made by management and the independent auditors. Accordingly, the Audit Committee’s oversight does not provide an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the Audit Committee’s considerations, efforts and discussions referred to above do not assure that the audit of the Company’s financial statements has been carried out in accordance with generally accepted auditing standards, that the financial statements are presented in accordance with generally accepted accounting principles or that Deloitte and Touche LLP is in fact independent.

The Audit Committee
Frank A. Riddick, III, Chair
David Kenin
Jeffrey R. Speed

PROPOSAL 3—ADVISORY VOTE ON EXECUTIVE COMPENSATION

     Under an amendment to the Exchange Act recently adopted by Congress as part of the Dodd-Frank Act, we are required to include in this proxy statement a non-binding vote on the compensation for our named executive officers. As an advisory vote, this proposal is not binding upon the Company. However, the Compensation Committee, which is responsible for designing and administering the Company’s executive compensation program, will value the opinions expressed by stockholders in their vote on this proposal and will continue to consider the outcome of the vote when making future compensation decisions for named executive officers.

     As required by the SEC’s compensation disclosure rules, we have described our executive compensation in the “Executive Compensation” section of this proxy statement (which disclosure includes the Compensation Discussion and Analysis, the compensation tables and the narrative disclosures that accompany the compensation tables).

     The Company’s goal for its executive compensation program is to attract, motivate and retain a talented and creative team of executives who will provide leadership for the Company, driving success across our numerous competitive revenue streams. The Company seeks to accomplish this goal in a way that rewards performance while remaining aligned with the Company’s stockholders’ long-term interests rather than rewarding inappropriate risk taking. The Company believes that its executive compensation program satisfies this goal.

     Our Board of Directors strongly endorses the Company’s executive compensation program and recommends that stockholders vote in favor of the following resolution:

     RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed in this proxy statement pursuant to the compensation disclosure rules of the Securities and Exchange Commission, which disclosure shall include the “Compensation Discussion and Analysis” section and the related compensation tables and narrative disclosures, is hereby APPROVED.

     The Board of Directors recommends a vote “FOR” advisory approval of the resolution set forth above in Proposal No. 3.

PROPOSAL 4—ADVISORY VOTE ON FREQUENCY OF ADVISORY VOTE ON EXECUTIVE COMPENSATION

     Under an additional amendment to the Exchange Act recently adopted by Congress as part of the Dodd-Frank Act, we are required to include in this proxy statement a separate non-binding vote on whether a non-binding vote on executive compensation should occur every one, two or three years. You have the option to vote for any one of the three alternatives, or to abstain on the matter.

     The Company believes that an advisory vote on executive compensation should be conducted every year so that stockholders will have a regular and frequent opportunity to express their views on the Company’s executive compensation program. Stockholders are not voting to approve or disapprove of the recommendation of the Board of Directors.

     The alternative receiving the affirmative vote of a majority of the shares present in person or represented by proxy and entitled to vote on this proposal at the 2011 Annual Meeting of Stockholders will be considered the frequency approved by stockholders. Although the advisory vote is non-binding, the Board of Directors will take into account the outcome of the vote when making future decisions about the frequency of holding an advisory vote on executive compensation.

     The Board of Directors recommends that stockholders vote to hold an advisory vote on executive compensation ANNUALLY.

STOCKHOLDER PROPOSALS FOR 2012 ANNUAL MEETING

     Stockholder proposals for inclusion in our proxy materials for at our 2012 Annual Meeting must be received at the Company’s principal executive offices, 1241 East Main Street, Stamford, CT 06902 Attn: Corporate Secretary on or before November 16, 2011. Under our By-laws, any stockholder proposal received after that date will be considered timely for purposes of the 2012 Annual Meeting only if the stockholder provides our Secretary notice of the proposal no earlier than January 30, 2012, and not later than February 29, 2012; provided that if the 2012 Annual Meeting is held on or before April 13, 2012, our Secretary must receive a stockholder’s notice no later than the close of business on the fifth business day following the day on which we make a public announcement of the meeting date.

“HOUSEHOLDING” OF PROXY MATERIALS

     The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy materials with respect to two or more stockholders sharing the same address by delivering a single set of proxy materials addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for stockholders and cost savings for companies. The Company and some brokers household proxy materials, delivering a single proxy statement or Notice to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker or us that they or we will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate set of proxy materials or if you are receiving multiple copies of the proxy materials and wish to receive only one, please notify your broker if your shares are held in a brokerage account or us if you hold registered shares. You can notify us by sending a written request to WWE, 1241 East Main Street, Stamford, CT 06902, Attn: Corporate Secretary or by telephoning a request to our Corporate Secretary at (203) 352-8600.

OTHER MATTERS

     The Board of Directors knows of no other matters to present at the Annual Meeting. If any other matter is properly brought before the meeting, the persons named as proxies will exercise their discretionary authority to vote on such matters in accordance with their best judgment. A copy of the 2010 Annual Report (which includes our Form 10-K for the year) is available on the website accessed as provided in the Notice. A copy is being sent with this Proxy Statement to all stockholders who requested them as provided in the Notice. Our Annual Report on Form 10-K for the year ended December 31, 2010 is also available on our website at corporate.wwe.com/documents/201010-K.pdf. We will also mail a copy of the Form 10-K to each record and beneficial owner of our securities without charge upon written request to us at 1241 East Main Street, Stamford, CT 06902; Attention: Corporate Secretary. To register for electronic delivery for future mailings, you can go to proxyvote.com.

BY ORDER OF THE BOARD OF DIRECTORS,

Michael J. Luisi
Executive Vice President, Business Development;
General Counsel and Secretary

1241 EAST MAIN STREET STAMFORD, CT 06902 ATTN: INVESTOR RELATIONS
VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.
TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
	M31709-P08199	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.
WORLD WRESTLING ENTERTAINMENT, INC.

The Board of Directors recommends you vote FOR the following:

1.	Election of Directors

	Nominees:

	01)	Vincent K. McMahon	05)	Jeffrey R. Speed
	02)	David Kenin	06)	Kevin Dunn
	03)	Joseph H. Perkins	07)	Basil V. DeVito, Jr.
	04)	Frank A. Riddick, III
For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
☐	☐	☐

The Board of Directors recommends you vote FOR proposals 2 and 3:			For	Against	Abstain

2.	Ratification of Deloitte & Touche LLP as our Independent Registered Public Accounting Firm.		☐	☐	☐

3.	Advisory vote on Executive Compensation.		☐	☐	☐

The Board of Directors recommends you vote 1 YEAR on the Advisory Vote proposal:		1 Year	2 Years	3 Years	Abstain

4.	Advisory vote on frequency of Advisory vote on Executive Compensation.	☐	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

For address change/comments, mark here.			☐
(see reverse for instructions)

Please indicate if you plan to attend this meeting.	☐	☐
	Yes	No

Please sign exactly as name appears hereon. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

M31710-P08199

PROXY/VOTING INSTRUCTION CARD
WORLD WRESTLING ENTERTAINMENT, INC.
ANNUAL MEETING TO BE HELD ON APRIL 29, 2011 AT 10:00 A.M.
FOR HOLDERS AS OF 3/4/2011

This proxy is solicited on behalf of the Board of Directors

By signing this card, I (we) hereby authorize GEORGE A. BARRIOS and MICHAEL J. LUISI, or either of them each with full power to appoint his substitute, to vote as Proxy for me (us) at WWE's Annual Meeting of Stockholders to be held at the Company's headquarters, 1241 East Main Street, Stamford, Connecticut 06902 on Friday, April 29, 2011 at 10:00 a.m. Eastern Time, or any adjournment thereof, the number of shares which I (we) would be entitled to vote if personally present. The proxies shall vote subject to the directions indicated on the reverse side of this card and proxies are authorized to vote in their discretion upon such other business as may properly come before the meeting and any adjournments thereof. By signing this card, I (we) instruct the proxies to vote as the Board of Directors recommends where I (we) do not specify a choice.

Address Changes/Comments:

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side